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                                                                      EXHIBIT 15
                  AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS


May 14, 1997

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas 76102

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Union Pacific Resources Group Inc. for the periods ended March 31, 1996 and 1997, as indicated in our report dated April 16, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in this Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in Registration Statements No. 333-22655 on Form S-3 and No. 333- 22613 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Fort Worth, Texas





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